Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES FOURTH QUARTER AND 2008 YEAR-END RESULTS
CHICAGO, February 6, 2009 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) today reported net income for the fourth quarter of 2008 of $29.1 million, or $0.66 per diluted share, compared to $21.9 million, or $0.49 per diluted share, for the same period in 2007. The increase in net income primarily reflects higher favorable loss development on prior accident years and higher earned premiums.
For the year ended December 31, 2008, net income was $110.4 million, or $2.49 per diluted share, compared to $92.5 million, or $2.09 per diluted share, for 2007. The increase in net income reflects higher earned premiums, higher favorable loss development on prior accident years and higher net investment income.
“We are extremely proud of our results for 2008, but we continue to be mindful of the challenges ahead,” stated John F. Welch, President and Chief Executive Officer. “Our investment portfolio performed extremely well given the turmoil in the financial markets. Entering 2008, I said that our balance sheet was stronger than ever. I am very pleased that I can again make that statement as we head into 2009.”
For the quarter ended December 31, 2008, gross written premiums increased 2.0% to $105.8 million compared to $103.8 million for the quarter ended December 31, 2007. For the full year, gross written premiums decreased 1.0% to $467.1 million as compared to 2007.
Contract surety gross written premiums increased 1.9% to $66.5 million in the fourth quarter of 2008. For the full year, gross written premiums for contract surety decreased 1.8% to $300.2 million primarily due to lower demand resulting from fewer new construction projects.
Commercial surety gross written premiums increased 3.2% to $32.8 million in the fourth quarter of 2008. The increase was primarily driven by a non-recurring recognition of premium associated with one account. For the full year, commercial surety gross written premiums increased 0.9% to $136.0 million. Fidelity and other gross written premiums decreased by 3.0% to $6.6 million in the fourth quarter. For the full year, fidelity and other gross written premiums decreased 1.0% to $30.9 million.
Net written premiums increased 9.8% to $98.1 million from the fourth quarter of 2007 due to the absence of the additional ceded premium recorded in the fourth quarter of 2007. For the full year, net written premiums increased 0.8% to $431.7 million.
The loss and combined ratios for the three months ended December 31, 2008 decreased to 16.9 percent and 71.6 percent, respectively, compared to 26.5 percent and 80.9 percent for the fourth quarter of 2007. This decrease was due to favorable loss development on prior accident years of $20.5 million, or approximately 18 percentage points, in the current quarter. This decrease was partially offset by strengthening of loss reserves for the current accident year in light of current economic conditions. The fourth quarter 2007 included only a nominal amount of favorable loss development on prior accident years.
The expense ratio for the fourth quarter of 2008 increased to 54.7 percent from 54.4 percent for the same period in 2007 due to the impact of an increased accrual in the current quarter for incentive compensation based on strong financial results. This was partially offset by the absence of the additional ceded premium discussed above which lowered net earned premium in the fourth quarter of 2007.
For the full year, the loss and combined ratios improved to 18.7 percent and 73.2 percent, respectively, compared to 24.5 percent and 78.5 percent, respectively, for the same period in 2007. These ratios reflect the favorable loss development on prior accident years of $45.5 million, or approximately 11 percentage points, in 2008 compared to $5.1 million, or approximately 1 percentage point, in 2007. This increase in favorable development was partially offset by strengthening of loss reserves for the current accident year.
For 2008, the expense ratio increased to 54.5 percent from 54.0 percent for 2007 due to the impact of the increased accrual for incentive compensation based on strong financial results.
Net investment income for the fourth quarter of 2008 was $12.0 million compared to $11.8 million during the fourth quarter of 2007 due to an increase in invested assets. The annualized pre-tax yields decreased to 4.3% from 4.6% for the three months ended December 31, 2008 and 2007, respectively, due to a decline in short-term yields and an increase in short-term investments. Net realized investment losses were $1.2 million for the fourth quarter of 2008 compared to nominal net realized investment gains in the same period of 2007. The net realized investment losses in the current quarter primarily reflect recognition of an impairment loss on a fixed income security that was rated below investment grade.
For the full year, net investment income increased 6.0% to $47.3 million compared to $44.6 million for the same period in 2007. The increase reflects the impact of higher overall invested assets. The annualized pre-tax yields were 4.4% and 4.6% for the year ended December 31, 2008 and 2007, respectively. Net realized investment losses were $1.4 million in 2008 compared to $0.4 million in 2007 primarily due to the recognition of impairment losses discussed above.
As of December 31, 2008, stockholders’ equity increased by 14.9% from December 31, 2007, to $767.3 million driven by net income, partially offset by changes in unrealized investment losses. Book value per share increased to $17.37.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 11:00 a.m. (EST) on February 6, 2009. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 800-723-6498. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=55268 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EST) on February 6th until 1:00 p.m. (EST) on February 20, 2009 by dialing 888-203-1112, pass code 8148395, or over the Internet at the foregoing websites.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating Results:

Gross written premiums	$105,828	$103,758	$467,127	$471,660

Net written premiums	$98,053	$89,322	$431,679	$428,289

Revenues:
Net earned premiums	$110,882	$103,899	$431,696	$421,506
Net investment income	12,010	11,844	47,302	44,636
Net realized investment (losses) gains	(1,167)	41	(1,374)	(445)

Total revenues	$121,725	$115,784	$477,624	$465,697

Expenses:
Net losses and loss adjustment expenses(1)	$18,741	27,492	$80,844	103,124
Net commissions, brokerage and other underwriting expenses	60,614	56,542	235,420	227,412
Interest expense	489	724	2,148	2,918

Total expenses	$79,844	$84,758	$318,412	$333,454

Income before income taxes	41,881	31,026	159,212	132,243

Income tax expense	12,763	9,170	48,809	39,747

Net income	$29,118	$21,856	$110,403	$92,496

Basic earnings per common share	$0.66	$0.50	$2.50	$2.10

Diluted earnings per common share	$0.66	$0.49	$2.49	$2.09

Basic weighted average shares outstanding	44,160	44,006	44,145	44,000

Diluted weighted average shares outstanding	44,266	44,259	44,260	44,267

(1)	See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data and ratios)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Underwriting Results:

Gross written premiums:
Contract	$66,470	$65,227	$300,236	$305,624
Commercial	32,807	31,780	135,999	134,828
Fidelity and other	6,551	6,751	30,892	31,208

	$105,828	$103,758	$467,127	$471,660

Net written premiums:
Contract	$59,595	$52,405	$268,085	$266,749
Commercial	31,907	30,166	132,702	130,332
Fidelity and other	6,551	6,751	30,892	31,208

	$98,053	$89,322	$431,679	$428,289

Net earned premiums	$110,882	$103,899	$431,696	$421,506
Net losses and loss adjustment expenses(1)	18,741	27,492	80,844	103,124
Net commissions, brokerage and other underwriting expenses	60,614	56,542	235,420	227,412

Underwriting income	31,527	19,865	115,432	90,970
Net investment income	12,010	11,844	47,302	44,636
Net realized investment (losses) gains	(1,167)	41	(1,374)	(445)
Interest expense	489	724	2,148	2,918

Income before income taxes	41,881	31,026	159,212	132,243
Income tax expense	12,763	9,170	48,809	39,747

Net income	$29,118	$21,856	$110,403	$92,496

Loss ratio(1)	16.9%	26.5%	18.7%	24.5%
Expense ratio	54.7%	54.4%	54.5%	54.0%

Combined ratio(1)	71.6%	80.9%	73.2%	78.5%

(1)	See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Cash Flow Data:

Net cash provided by operations	$38,968	$37,885	$124,212	$129,206

	December 31,	December 31,
Consolidated Balance Sheet Data:	2008	2007

Invested assets and cash	$1,126,079	$1,024,826
Intangible assets, net	138,785	138,785
Total assets	1,565,519	1,507,654

Insurance reserves	687,548	731,772
Debt	30,892	30,791
Total stockholders’ equity	767,295	667,705

Book value per share	$17.37	$15.13

Outstanding shares	44,168	44,121

Notes to Press Release Investor Data

(1)	Includes the effect of recording revisions of prior year reserves, known as loss development. The dollar amount and percentage point effect of these reserve reductions were $20.5 million, or 18.5 percentage points, for the three months ended December 31, 2008. Nominal revisions of prior year reserves for the three months ended December 31, 2007 resulted in a 0.1 percentage point increase of the loss ratio. The dollar amount of these revisions were reductions of $45.5 million, or 10.6 percentage points, and $5.1 million, or 1.2 percentage points, for the years ended December 31, 2008 and 2007, respectively.